Exhibit 99.1
SIGNET JEWELERS REPORTS FISCAL 2023 RESULTS
Full year non-GAAP operating margin reflects sustainable structural improvements
Achieved Q4 expectations for revenue and non-GAAP operating income
Guiding $11.07 to $11.59 in non-GAAP diluted EPS in Fiscal 2024 (1)
HAMILTON, Bermuda, March 16, 2023 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“fourth quarter Fiscal 2023”) and 52 weeks ("Fiscal 2023") ended January 28, 2023.
"Thank you to our team for their dedication, agility, and excellent execution. We delivered on our three key priorities of growing market share, achieving an annual double-digit non-GAAP operating margin, and leveraging capital allocation to drive shareholder returns despite headwinds and volatility throughout the year,” said Signet Chief Executive Officer Virginia C. Drosos. "As we turn to FY24, we are confident in the sustainable competitive advantages we’ve built and our ability to leverage our enhanced infrastructure and scale to grow ahead of the jewelry industry."
"Our Fiscal 2024 guidance reflects confidence in our ability to deliver an annual double-digit non-GAAP operating margin despite a jewelry retail environment that we estimate will decline mid-single digits through the year,” said Joan Hilson, Chief Financial, Strategy and Services Officer. “Consistent with our stated capital allocation priorities to drive shareholder returns, we have prioritized up to $200 million in capital investments, increased our quarterly common dividend to $0.23 per share as part of our commitment as a dividend growth company, and increased our share buyback program by $263 million, bringing the total remaining authorization to approximately $775 million."
Fourth Quarter Fiscal 2023 Highlights:
•Total sales of $2.7 billion, down $145.1 million or 5.2% (down 4.3%(3) on a constant currency basis) to increased sales in FY22, resulting in part from government benefit programs and the Company's strategic transformation including marketing initiatives, and up $512.9 million or 23.8% compared to FY20. In addition, the current year quarter was negatively impacted by weather in the US in the peak selling period before Christmas, as well as labor strikes and the impact of the weakened British Pound in the UK.
•Same store sales ("SSS")(2) down 9.1% to last year and up 16.4% to FY20.
•GAAP operating income of $369.5 million, down from $402.4 million in FY22 and up from $223.2 million in FY20. Q4 FY23 includes $35.2 million related to asset impairment and litigation charges, as well as acquisition and integration-related charges related to Blue Nile.
•Non-GAAP operating income(3) of $404.7 million compared to $411.0 million in FY22 and $270.3 million in FY20.
•GAAP diluted earnings per share ("EPS") of $5.02, up from $4.91 in Q4 of FY22 and $3.14 in Q4 of FY20. Q4 FY23 EPS includes $0.50 in charges relating to asset impairments, litigation, and acquisition and integration-related charges related to Blue Nile, as well as a discrete income tax expense adjustment for an uncertain tax position recorded in the current quarter.
•Non-GAAP diluted EPS(3) of $5.52, up from $5.01 in Q4 of FY22 and $3.67 in FY20.
•Cash and cash equivalents at year-end of $1.2 billion, down approximately $252 million from Q4 of FY22, driven primarily by share repurchases, capital investments and the acquisition of Blue Nile offset by cash flow from operations during the year.
•Year to date cash flows from operating activities for Fiscal 2023 of $797.9 million, down from $1.3 billion in Fiscal 2022, primarily due to lower income and normalization of inventory levels during the year.
•Completed share repurchases of $64.9 million during the fourth quarter.

(1) Does not include share repurchases after March 15, 2023. See non-GAAP discussion within Fiscal 2024 guidance section below.
(2) Same store sales include physical stores and eCommerce sales. Diamonds Direct is now included in SSS beginning in the fourth quarter of Fiscal 2023. Blue Nile has been excluded.
(3) See non-GAAP financial measures below.

Fourth Quarter and Full Year Fiscal 2023 Results:

(in millions, except per share amounts)	Q4 Fiscal 2023	Q4 Fiscal 2022	Q4 Fiscal 2020	Fiscal 2023	Fiscal 2022
Sales	$2,666.2	$2,811.3	$2,153.3	$7,842.1	$7,826.0
SSS % change (1)	(9.1)%	23.8%	2.3%	(6.1)%	48.5%
GAAP
Operating income	$369.5	$402.4	$223.2	$604.9	$903.4
Operating income as % of sales	13.9%	14.3%	10.4%	7.7%	11.5%
GAAP Diluted EPS	$5.02	$4.91	$3.14	$6.64	$12.22
Non-GAAP (2)
Operating income	$404.7	$411.0	$270.3	$850.4	$908.1
Operating income as % of sales	15.2%	14.6%	12.6%	10.8%	11.6%
Non-GAAP Diluted EPS	$5.52	$5.01	$3.67	$11.80	$12.28
(1) Same store sales include physical stores and eCommerce sales. Diamonds Direct is now included in SSS beginning in the fourth quarter of Fiscal 2023. Blue Nile has been excluded.
(2) See non-GAAP financial measures below.

Fourth Quarter Fiscal 2023 Results:

	Change from previous year
Fourth Quarter of Fiscal 2023	Same store sales	Non-same store sales, net (2)	Total sales at constant exchange rate (3)	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(9.3)%	5.5%	(3.8)%	(0.2)%	(4.0)%	$2,503.3
International segment	(6.8)%	(0.2)%	(7.0)%	(9.5)%	(16.5)%	$153.2
Other segment (1)	nm	nm	nm	nm	nm	$9.7
Signet	(9.1)%	4.8%	(4.3)%	(0.9)%	(5.2)%	$2,666.2
(1) Includes sales from Signet’s diamond sourcing initiative.
(2) Includes sales from acquired businesses which were not included in the results for the full comparable periods presented. Blue Nile has been excluded from SSS for the full quarter and Diamonds Direct was included in SSS beginning in the fourth quarter of Fiscal 2023.
(3) See non-GAAP financial measures below.
nm Not meaningful.

By reportable segment:
North America
•Total sales of $2.5 billion, down $103.6 million or 4.0% to last year, and up $549.5 million or 28.1% to FY20.
•SSS decreased 9.3% versus last year and were up 19.8% versus Q4 FY20, reflecting higher average transaction values ("ATV"), which increased 3.9%, but offset by a lower number of transactions compared to last year.
International
•Total sales of $153.2 million, down $30.2 million or 16.5% to last year, and down $33.0 million or 17.7% to FY20. Total sales in the current year quarter were unfavorably impacted by labor strikes and volatility in the UK economy, as well as $18.7 million or 9.5% related to the weakening of the British Pound.
•SSS decreased 6.8% versus last year reflecting higher ATV, which increased 13.3%, but offset by a lower number of transactions compared to last year.
GAAP gross margin was $1.1 billion, or 41.7% of sales, 70 basis points higher compared to the prior year quarter. This improvement reflects a 100 basis-point merchandise margin expansion in our core businesses and growth in services which more than offset the expected dilution of Blue Nile, as well as the deleveraging of fixed costs, primarily occupancy.

GAAP SG&A was $702.5 million, or 26.3% of sales, 20 basis points lower versus the prior year quarter and 310 basis points lower versus the fourth quarter of FY20. The improved SG&A as a percentage of sales compared to the prior year quarter was primarily driven by the impact of cost savings initiatives and labor efficiencies at the stores. Compared to fourth quarter of FY20, cost savings from new credit agreements and a more efficient labor model drove the majority of the improvement.
GAAP operating income was $369.5 million or 13.9% of sales, compared to $402.4 million, or 14.3% of sales in the prior year fourth quarter and $223.2 million, or 10.4% of sales in Q4 of FY20.
Non-GAAP operating income was $404.7 million, or 15.2% of sales, compared to $411.0 million, or 14.6% of sales in the prior year fourth quarter and $270.3 million, or 12.6% of sales in Q4 of FY20. Non-GAAP operating income in the current quarter excluded $35.2 million in charges relating to asset impairments and litigation, as well as acquisition and integration charges related to Blue Nile.

	Fourth quarter Fiscal 2023		Fourth quarter Fiscal 2022
GAAP Operating income in millions	$	% of sales	$	% of sales
North America segment	372.9	14.9%	$408.3	15.7%
International segment	14.7	9.6%	18.4	10.0%
Other segment	(2.1)	nm	1.2	nm
Corporate and unallocated expenses	(16.0)	nm	(25.5)	nm
Total GAAP operating income	$369.5	13.9%	$402.4	14.3%

	Fourth quarter Fiscal 2023		Fourth quarter Fiscal 2022
Non-GAAP Operating income in millions (1)	$	% of sales	$	% of sales
North America segment	$408.1	16.3%	$415.7	15.9%
International segment	14.7	9.6%	17.9	9.8%
Other segment	(2.1)	nm	1.2	nm
Corporate and unallocated expenses	(16.0)	nm	(23.8)	nm
Total Non-GAAP operating income	$404.7	15.2%	$411.0	14.6%
(1) See non-GAAP financial measures below.
nm    Not meaningful.
The current quarter GAAP and non-GAAP effective tax rate was 24.4% primarily driven by pre-tax earnings mix by jurisdiction, offset by the impact of a discrete tax expense related to an uncertain tax position recorded in the fourth quarter. On a GAAP basis, income tax expense was $89.5 million compared to income expense of $82.4 million in the prior year quarter. On a non-GAAP basis, income tax expense was $98.3 million compared to income tax expense of $84.6 million in the prior year quarter.
GAAP diluted EPS was $5.02, including charges relating to asset impairments and litigation, as well as acquisition and integration-related charges related to Blue Nile. Excluding these charges (and related tax effects), diluted EPS was $5.52 on a non-GAAP basis. GAAP and non-GAAP diluted EPS in the quarter include the dilutive impact of the preferred shares in the share count based on the level of net income this quarter.

Full Year Fiscal 2023 Results:
Total sales of $7.8 billion, up $16.1 million or 0.2% to last year (up 1.1%(3) on a constant currency basis), and up $1.7 billion or 27.8% to FY20. SSS declined 6.1% versus last year and increased 18.1% compared to FY20.

	Change from previous year
Year to date Fiscal 2023	Same store sales	Non-same store sales, net (2)	Total sales at constant exchange rate (3)	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(7.0)%	7.5%	0.5%	(0.2)%	0.3%	$7,289.5
International segment	8.3%	(0.4)%	7.9%	(12.4)%	(4.5)%	$470.1
Other segment (1)	nm	nm	nm	nm	nm	$82.5
Signet	(6.1)%	7.2%	1.1%	(0.9)%	0.2%	$7,842.1
(1)    Includes sales from Signet’s diamond sourcing initiative.
(2)    Includes sales from acquired businesses which were not included in the results for the full comparable periods presented. Blue Nile has been excluded from SSS for the full year and Diamonds Direct was included in SSS beginning in the fourth quarter of Fiscal 2023.
(3)    See non-GAAP financial measures below
nm Not meaningful.

By reportable segment:
North America
•Total sales of $7.3 billion, up $24.7 million or 0.3% to last year, and up $1.7 billion or 31.0% to FY20.
•SSS declined 7.0% versus last year reflecting higher ATV, which increased 11.2%, but a lower number of transactions compared to last year.
International
•Total sales of $470.1 million, down $22.3 million or 4.5% to last year, and down $47.9 million or 9.2% to FY20. On a constant currency basis, sales were up 7.9% for the year.
•SSS increased 8.3% versus last year reflecting higher ATV, which increased 8.9%, but a lower number of transactions compared to last year.

Balance Sheet and Statement of Cash Flows:
Cash flow from operating activities for Fiscal 2023 was $797.9 million, compared to $1.3 billion in the prior year. Cash and cash equivalents were $1.2 billion as of January 28, 2023, compared to $1.4 billion at prior-year end. The year over year change to cash and cash equivalents was primarily driven by share repurchases and the acquisition of Blue Nile offset by cash flows from operations.
Inventory ended the year at $2.2 billion, up 4.4%, or $89.9 million higher to last year as a result of the Company’s acquisition of Blue Nile. Compared to pre-pandemic levels inventory is down $485 million or 21% without acquisitions, and down 8% overall.
Signet achieved an adjusted debt to EBITDAR leverage ratio(1) of 2.0x, well within its stated goal of below 2.75 times EBITDAR.
(1) See non-GAAP financial measures within Item 7 in the Company's Annual Report on Form 10-K.

Return of Capital:
Signet's Board of Directors ("Board") has declared a quarterly cash dividend on common shares of $0.23 per share for the first quarter of Fiscal 2024, payable May 26, 2023 to shareholders of record on April 28, 2023, with an ex-dividend date of April 27, 2023.

During Fiscal 2023, Signet repurchased approximately 6.1 million shares at an average cost per share of $70.06, or $426 million, including $64.9 million during the fourth quarter and $50 million from the completion of the accelerated share repurchase program from Fiscal 2022. On March 15, 2023, the Board approved a $263 million increase to the multi-year authorization under its share repurchase program bringing the total remaining authorization to approximately $775 million, and is net of approximately $25 million of shares repurchased in Fiscal 2024 through the date of this release.

Our Purpose and Sustainable Growth:
As a company with a Purpose-inspired business strategy, Signet believes in ongoing leadership in Corporate Citizenship & Sustainability and views Environmental, Social and Governance ("ESG") initiatives as an important growth driver. For the third year in a row, Signet is a Great Place to Work-Certified™ company based on survey responses for our team members. In addition, Great Place to Work® and Fortune magazine has named Signet to the 2022 Best Workplaces in Retail™ list. Signet's approach to supply chain risk management is a core component of our ESG program. As a tenured leader in the jewelry industry, Signet continues to hold our global suppliers to high ethical standards and prioritizes respect for human rights. The "Signet Promise" is Signet's public commitment to the integrity of our global diamond supply chain though our four-layered system of checks and balances to support consumer confidence.

First quarter and full year Fiscal 2024 Guidance:
Signet’s first quarter and full year Fiscal 2024 guidance for sales, operating income and diluted EPS below is provided on a non-GAAP basis:

	First Quarter	Fiscal 2024 (2)
Total sales	$1.62 billion to $1.65 billion	$7.67 billion to $7.84 billion
Operating income (1)	$97 million to $108 million	$765 million to $800 million
Diluted EPS (1)		$11.07 to $11.59
(1) See description of non-GAAP financial measures below.
(2) Fiscal 2024 is a 53-week fiscal year for Signet, ending February 3, 2024, driven by the retail industry calendar. The additional week will occur in Q4 of Fiscal 2024.

Forecasted non-GAAP operating income and diluted EPS provided above excludes potential non-recurring charges, such as asset impairments or integration-related costs associated with the acquisition of Blue Nile. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income and diluted EPS to corresponding forecasted GAAP amounts.
The Company's first quarter and Fiscal 2024 Outlook is based on the following assumptions:

•Annual US Jewelry industry revenues are expected to be down mid-single digits. The Company's guidance contemplates market share gains against this total industry performance range.
•Planned capital investments up to $200 million, reflecting investments in banner differentiation, including stores, Connected Commerce capabilities, and digital and technology advancement.
•The Company expects headwinds to continue in engagements with recovery later in Fiscal 2024, and continue to rebound in Fiscal 2025. Bridal overall, inclusive of engagements, historically represents approximately 47-49% of Signet’s merchandise sales over the last five years.
•Additionally, with the slowing economy and continued inflationary pressures we do not expect to see a rebound in the lower price point consumer in the coming year.
•While timing and magnitude is difficult to predict, Signet also anticipates a continued shift of consumer discretionary spending away from the jewelry category reflecting decelerating levels of consumer confidence and pent-up demand for experience-oriented categories, as well as expects further impacts of inflation and other macroeconomic factors on consumer spending.

•Signet’s efforts to mitigate supply chain disruption have been effective thus far. Guidance assumes no significant disruptions in availability of inventory.
•Annual tax rate of approximately 19% assumes no discrete items and no changes in current tax laws during Fiscal 2024.
•Earnings per share for Fiscal 2024 excludes the impact of any further share repurchases beyond the approximately 0.3 million shares repurchased in Fiscal 2024 through the date of this release, and includes the dilutive effect of the 8.1 million preferred shares.

Conference Call:
A conference call is scheduled for March 16, 2023 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
To pre-register for this call, please go to the following link:
https://www.netroadshow.com/events/login?show=3e81ed21&confId=46003
You will receive your access details via email.

Joining by Telephone:
Canada dial-in number (Toll Free): 1 833 950 0062
Canada dial-in number (Local): 1 226 828 7575
United States: 1 844 200 6205
United States (Local): 1 646 904 5544
All other locations: +1 929 526 1599
Access code: 677672

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet is a Great Place to Work –Certified™ company and has been named to the Bloomberg Gender-Equality Index for four consecutive years. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, JamesAllen.com, Blue Nile, Peoples, H. Samuel, Ernest Jones, and the jewelry subscription service, Rocksbox. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.jamesallen.com, www.bluenile.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk, and www.rocksbox.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: difficulty or delay in executing or integrating an acquisition, including Diamonds Direct and Blue Nile, or executing other major business or strategic initiatives, the negative impacts that the COVID-19 pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity, duration and potential resurgence of the pandemic (including through variants), including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery as the pandemic subsides and the heightened impact COVID-19 has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, our ability to attract and retain labor, decelerating levels of consumer confidence and consumer behaviors such as willingness to patronize shopping centers and shifts in spending away from the jewelry category toward more experiential purchases such as travel, the impacts of the expiration of government stimulus on overall consumer spending, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions, including impacts of inflation, the cessation of government stimulus programs, or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position, including due to the impacts of inflation and rising prices on necessities such as gas and groceries; our ability to optimize our transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of our market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related to excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently proposed by the SEC; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to our information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans; or the impact of weather-related incidents, natural disasters, organized crime or theft, strikes, protests, riots or terrorism, acts of war (including the ongoing Russia-Ukraine conflict), or another public health crisis or disease outbreak, epidemic or pandemic on our business.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2022 Annual Report on Form 10-K filed with the SEC on March 17, 2022, and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
investorrelations@signetjewelers.com

Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

Certain non-GAAP financial measures utilized by the Company include non-GAAP operating income (loss), free cash flow and adjusted free cash flow, non-GAAP earnings (loss) per share, and sales changes on a constant currency basis. The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.

The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items represent the discrete amount that affected the period. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.

Adjusted free cash flow

(in millions)	Fiscal 2023	Fiscal 2022
Net cash provided by operating activities	$797.9	$1,257.3
Purchase of property, plant and equipment	(138.9)	(129.6)
Free cash flow	659.0	1,127.7
Proceeds from sale of in-house finance receivables	—	(81.3)
Adjusted free cash flow	$659.0	$1,046.4

Non-GAAP gross margin

(in millions)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	13 weeks ended February 1, 2020	Fiscal 2023	Fiscal 2022
Gross margin	$1,111.1	$1,152.4	$897.9	$3,052.1	$3,124.0
Restructuring charges - cost of sales	—	—	3.4	—	—
Acquisition and integration-related costs	(1.8)	5.4	—	13.4	5.4
Non-GAAP gross margin	$1,109.3	$1,157.8	$901.3	$3,065.5	$3,129.4

Non-GAAP selling, general and administrative expenses

(in millions)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	13 weeks ended February 1, 2020	Fiscal 2023	Fiscal 2022
Selling, general and administrative expenses	$(702.5)	$(745.8)	$(633.2)	$(2,214.6)	$(2,230.9)
Acquisition and integration-related costs	7.3	2.1	—	12.4	3.2
Non-GAAP selling, general and administrative expenses	$(695.2)	$(743.7)	$(633.2)	$(2,202.2)	$(2,227.7)

Non-GAAP operating income

(in millions)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	13 weeks ended February 1, 2020	Fiscal 2023	Fiscal 2022
Total GAAP operating income	$369.5	$402.4	$223.2	$604.9	$903.4
Charges (credits) related to transformation plan	—	—	13.9	—	(3.3)
Asset impairments, net (1)	15.9	(0.6)	—	15.9	(0.9)
Acquisition and integration-related costs (2)	5.5	7.5	—	25.8	8.6
Gain on sale of in-house receivables	—	—	—	—	(1.4)
Litigation charges	13.8	1.7	33.2	203.8	1.7
Total non-GAAP operating income	$404.7	$411.0	$270.3	$850.4	$908.1
(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021; Fiscal 2023 includes charges related to the Company's headquarters.
(2) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisitions of Rocksbox and Diamonds Direct.

North America segment non-GAAP operating income

(in millions)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	13 weeks ended February 1, 2020	Fiscal 2023	Fiscal 2022
North America segment GAAP operating income	$372.9	$408.3	$255.5	$673.2	$981.4
Charges (credits) related to transformation plan	—	—	7.8	—	(1.0)
Asset impairments, net (1)	15.9	(0.1)	—	15.9	(0.4)
Gain related to sale of in-house receivables	—	—	—	—	(1.4)
Litigation charges	13.8	—	—	203.8	—
Acquisition and integration-related costs (2)	5.5	7.5	—	25.8	8.6
North America segment non-GAAP operating income	$408.1	$415.7	$263.3	$918.7	$987.2
(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021. Fiscal 2023 includes charges related to the Company's headquarters.
(2) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisitions of Rocksbox and Diamonds Direct.

International segment non-GAAP operating income

(in millions)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	13 weeks ended February 1, 2020	Fiscal 2023	Fiscal 2022
International segment GAAP operating income (loss)	$14.7	$18.4	$25.5	$(0.2)	$14.4
Charges related to transformation plan	—	—	4.6	—	—
Asset impairments (gains) (1)	—	(0.5)	—	—	(0.5)
International segment non-GAAP operating income (loss)	$14.7	$17.9	$30.1	$(0.2)	$13.9
(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

Corporate and unallocated expenses non-GAAP operating income

(in millions)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	13 weeks ended February 1, 2020	Fiscal 2023	Fiscal 2022
Corporate and unallocated expenses GAAP operating loss	$(16.0)	$(25.5)	$(56.3)	$(70.5)	$(92.2)
Charges (credits) related to transformation plan	—	—	1.5	—	(2.3)
Litigation charges	—	1.7	33.2	—	1.7
Corporate and unallocated expenses non-GAAP operating loss	$(16.0)	$(23.8)	$(21.6)	$(70.5)	$(92.8)

Non-GAAP income tax provision

(in millions)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	13 weeks ended February 1, 2020	Fiscal 2023	Fiscal 2022
GAAP income tax expense	$89.5	$82.4	$27.9	$74.5	$114.5
Charges related to transformation plan	—	—	8.6	—	(0.9)
Pension settlement loss	0.2	—	—	25.4	—
Acquisition and integration-related costs (1)	1.1	1.9	—	6.2	2.0
Asset impairments	4.0	(0.1)	—	4.0	(0.1)
Gain on sale of in-house finance receivables	—	—	—	—	(0.4)
Litigation charges	3.5	0.4	8.0	51.2	0.4
Non-GAAP income tax expense	$98.3	$84.6	$44.5	$161.3	$115.5
(1) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisitions of Rocksbox and Diamonds Direct.

Non-GAAP effective tax rate

(in millions)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	13 weeks ended February 1, 2020	Fiscal 2023	Fiscal 2022
GAAP effective tax rate	24.4%	20.8%	13.0%	16.5%	12.9%
Charges related to transformation plan	—%	—%	0.6%	—%	—%
Pension settlement loss	—%	—%	—%	0.9%	—%
Asset impairments	—%	—%	—%	0.1%	—%
Litigation charges	—%	—%	1.4%	1.7%	—%
GAAP quarterly impact of annual tax benefit	—%	—%	1.9%	—%	—%
Acquisition and integration-related costs (1)	—%	0.1%	—%	0.2%	0.1%
Non-GAAP effective tax rate	24.4%	20.9%	16.9%	19.4%	13.0%
(1) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisitions of Rocksbox and Diamonds Direct.

Non-GAAP Diluted EPS

(in millions)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	13 weeks ended February 1, 2020	Fiscal 2023	Fiscal 2022
GAAP Diluted EPS	$5.02	$4.91	$3.14	$6.64	$12.22
Charges (credits) related to transformation plan	—	—	0.24	—	(0.05)
Asset impairments, net	0.29	(0.01)	—	0.28	(0.01)
Pension settlement loss	0.02	—	—	2.36	—
Litigation charges	0.25	0.03	0.56	3.59	0.03
Acquisition and integration-related costs (1)	0.10	0.11	—	0.46	0.13
Gain related to sale of in-house receivables	—	—	—	—	(0.02)
Loss on early extinguishment of debt	—	—	0.01	—	—
GAAP quarterly impact of annual tax benefit	—	—	(0.10)	—	—
Tax impact of above items	(0.16)	(0.03)	(0.18)	(1.53)	(0.02)
Non-GAAP Diluted EPS	$5.52	$5.01	$3.67	$11.80	$12.28
(1) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisitions of Rocksbox and Diamonds Direct.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)	13 weeks ended January 28, 2023	13 weeks ended January 29, 2022	Fiscal 2023	Fiscal 2022
Sales	$2,666.2	$2,811.3	$7,842.1	$7,826.0
Cost of sales	(1,555.1)	(1,658.9)	(4,790.0)	(4,702.0)
Gross margin	1,111.1	1,152.4	3,052.1	3,124.0
Selling, general and administrative expenses	(702.5)	(745.8)	(2,214.6)	(2,230.9)
Restructuring charges	—	—	—	3.3
Asset impairments, net	(20.7)	0.5	(22.7)	(1.5)
Other operating income (expense)	(18.4)	(4.7)	(209.9)	8.5
Operating income	369.5	402.4	604.9	903.4
Interest expense, net	(2.1)	(4.5)	(13.5)	(16.9)
Other non-operating expense, net	(0.6)	(1.2)	(140.2)	(2.1)
Income before income taxes	366.8	396.7	451.2	884.4
Income taxes	(89.5)	(82.4)	(74.5)	(114.5)
Net income	277.3	314.3	376.7	769.9
Dividends on redeemable convertible preferred shares	(8.6)	(8.6)	(34.5)	(34.5)
Net income attributable to common shareholders	$268.7	$305.7	$342.2	$735.4

Earnings per common share:
Basic	$5.93	$5.85	$7.34	$14.01
Diluted	$5.02	$4.91	$6.64	$12.22
Weighted average common shares outstanding:
Basic	45.3	52.3	46.6	52.5
Diluted	55.2	64.0	56.7	63.0

Dividends declared per common share	$0.20	$0.18	$0.80	$0.54

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	January 28, 2023	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$1,166.8	$1,418.3
Accounts receivable	14.5	19.9
Other current assets	165.9	208.6
Income taxes	9.6	23.2
Inventories	2,150.3	2,060.4
Total current assets	3,507.1	3,730.4
Non-current assets:
Property, plant and equipment, net	586.5	575.9
Operating lease right-of-use assets	1,049.3	1,206.6
Goodwill	751.7	484.6
Intangible assets, net	407.4	314.2
Other assets	281.7	226.1
Deferred tax assets	36.7	37.3
Total assets	$6,620.4	$6,575.1
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Accounts payable	$879.0	$899.8
Accrued expenses and other current liabilities	638.7	501.6
Deferred revenue	369.5	341.3
Operating lease liabilities	288.2	300.0
Income taxes	72.7	28.0
Total current liabilities	2,248.1	2,070.7
Non-current liabilities:
Long-term debt	147.4	147.1
Operating lease liabilities	894.7	1,005.1
Other liabilities	100.1	117.6
Deferred revenue	880.1	857.6
Deferred tax liabilities	117.6	160.9
Total liabilities	4,388.0	4,359.0
Commitments and contingencies
Redeemable Series A Convertible Preference Shares	653.8	652.1
Shareholders’ equity:
Common shares	12.6	12.6
Additional paid-in capital	259.7	231.2
Other reserves	0.4	0.4
Treasury shares at cost	(1,574.7)	(1,206.7)
Retained earnings	3,144.8	2,877.4
Accumulated other comprehensive loss	(264.2)	(350.9)
Total shareholders’ equity	1,578.6	1,564.0
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,620.4	$6,575.1

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Fiscal 2023	Fiscal 2022
Operating activities
Net income	$376.7	$769.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	164.5	163.5
Amortization of unfavorable contracts	(1.8)	(3.3)
Share-based compensation	42.0	45.8
Deferred taxation	(99.3)	0.1
Asset impairments	22.7	1.5
Pension settlement loss	133.7	—
Other non-cash movements	7.2	4.8
Changes in operating assets and liabilities, net of acquisitions:
Decrease in accounts receivable	5.5	12.4
Proceeds from sale of in-house finance receivables	—	81.3
Decrease (increase) in other assets and other receivables	10.6	(39.9)
(Increase) decrease in inventories	(16.5)	198.3
(Decrease) increase in accounts payable	(101.6)	35.7
Increase (decrease) in accrued expenses and other liabilities	120.0	(30.1)
Change in operating lease assets and liabilities	18.2	(64.1)
Increase in deferred revenue	27.9	100.5
Changes in income tax receivable and payable	98.5	(6.7)
Pension plan contributions	(10.4)	(12.4)
Net cash provided by operating activities	797.9	1,257.3
Investing activities
Purchase of property, plant and equipment	(138.9)	(129.6)
Acquisitions, net of cash acquired	(391.8)	(515.8)
Other investing activities, net	(14.7)	2.7
Net cash used in investing activities	(545.4)	(642.7)
Financing activities
Dividends paid on common shares	(36.6)	(19.0)
Dividends paid on redeemable convertible preferred shares	(32.9)	(24.6)
Repurchase of common shares	(376.1)	(311.8)
Payment of debt issuance costs	—	(3.9)
Other financing activities, net	(44.4)	(7.3)
Net cash used in financing activities	(490.0)	(366.6)
Cash and cash equivalents at beginning of period	1,418.3	1,172.5
(Decrease) increase in cash and cash equivalents	(237.5)	248.0
Effect of exchange rate changes on cash and cash equivalents	(14.0)	(2.2)
Cash and cash equivalents at end of period	$1,166.8	$1,418.3

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On January 28, 2023, Signet operated 2,808 stores totaling 4.2 million square feet of selling space. Compared to prior year, store count decreased by 46 and square feet of selling space increased 0.5%.

Store count by segment	January 29, 2022	Opened and Acquired (2) (3)	Closed (2)	January 28, 2023
North America segment (1)	2,506	83	(114)	2,475
International segment (1)	348	2	(17)	333
Signet	2,854	85	(131)	2,808
(1) The net change in selling square footage for Fiscal 2023 for the North America and International segments was 0.9% and (3.7)%, respectively.
(2) Includes 23 store repositions in Fiscal 2023.
(3) Includes 23 locations acquired from Blue Nile in Fiscal 2023.